Exhibit 5.1

250 VESEY STREET • NEW YORK, NEW YORK 10281.1047

TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306

February 23, 2022

Calyxt, Inc.

2800 Mount Ridge

Road Roseville, MN 55113

Re:	3,880,000 Shares of Common Stock, Pre-Funded Warrants to Purchase up to 3,880,000 Shares of Common Stock and Common Warrants to Purchase 7,760,000 Shares of Common Stock of Calyxt, Inc.

Ladies and Gentlemen:

We are acting as counsel for Calxyt, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 3,880,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pre funded warrants to purchase (the “Pre-Funded Warrants”) to purchase up to 3,880,000 shares of Common Stock (the “Pre Funded Warrant Shares”) and warrants (the “Common Warrants” and, together with the Pre-Funded Warrants, the “Warrants”) to purchase 7,750,000 shares of Common Stock (collectively with the Pre-Funded Warrant Shares, the “Warrant Shares,” and such Warrant Shares together with the Shares and the Warrants, the “Securities”), pursuant to an Underwriting Agreement, dated as of February 17, 2022 (the “Underwriting Agreement”), by and between the Company and Canaccord Genuity LLC.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Shares, when issued and delivered pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2. The Warrants, when issued and delivered pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will constitute valid and binding obligations of the Company.

3. The Warrant Shares, when issued upon exercise of the Warrants pursuant to the terms of the Warrants against payment of the exercise price therefor as provided in the Warrants, will be validly issued, fully paid and non-assessable.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE • MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SAUDI ARABIA • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Calyxt, Inc.

February 23, 2022

In rendering the foregoing opinions, we have assumed that the resolutions of the Board of Directors authorizing the Company to issue, offer and sell the Securities will be in full force and effect at all times at which the Securities are offered or sold by the Company.

The opinion in paragraph 2 is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-233231) (the “Registration Statement”) filed by the Company to effect the registration of the Securities under the Securities Act of 1933 (the “Act”), and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day